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                                                       151 Farmington Avenue
                                                       Hartford, CT 06156

AETNA                                                  RICHARD L. HUBER
                                                       Chairman, President & CEO

June 11, 1998

Mr. Alan J. Weber
17939 Lake Estates Drive
Boca Raton, FL  33496

Dear Alan:

On behalf of Aetna, Inc., subject to the following terms and conditions, I am pleased to offer you the position of Vice Chairman for Strategy and Finance. Your job responsibilities will include serving as Chief Financial Officer of the Company.

1.     Starting Date:  August 1, 1998.

2. Base Salary: Your base salary will be $750,000 per annum payable biweekly. This will be reviewed on the basis of your performance during our annual salary review process in April, 1999 and annually thereafter. The Company may also from time to time review and adjust salaries to reflect appropriate compensation for each position.

3. Annual Incentive Program: You will be eligible for consideration for an award under the Company's annual incentive program beginning with the 1998 performance year (payable in 1999) as long as the plan is in effect. Your target bonus is 100% with a 200% payout for maximum performance. For performance year 1998, you will be guaranteed at least a target bonus award. Each year thereafter, while you are employed by the Company, you will be eligible for consideration for additional awards under the annual incentive program while the plan remains in effect.

4. Long-Term Incentive Program: You will be awarded 15,000 ACEShares for a performance cycle commencing on your start date and ending December 31, 2000. This award will vest, if at all, only upon attainment of performance objectives determined by the Company's Board Committee on Compensation and Organization. You will be eligible for consideration of additional awards under the Company's long-term incentive program while that program remains in effect.

5. Stock Options: You will be awarded two stock option grants: (i) an option to purchase 100,000 shares of Aetna common stock based on the closing price of a share on the day you commence employment, and (ii) an option to purchase 100,000 shares of Aetna common stock based on 110% of such price. These options are not exercisable for the first year after the date of grant and will vest in three annual installments thereafter. Beginning in 1999 and thereafter while employed by Aetna, you will be eligible for consideration for periodic stock option grants while the plan remains in effect.
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Mr. Alan J. Weber
June 11, 1998
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6.     Restricted Stock: You will be awarded 15,000 shares of Aetna common stock. These shares will be issued as restricted stock and shall vest in three annual installments from the day you commence employment.

7. Retirement Benefits: You will be eligible to participate in the Aetna 401(k) plan after you complete one year of service. However, during your first year of service you will be eligible to defer up to ten percent of your base salary under a non-qualified supplemental plan. Under the supplemental plan now in effect, the Company will match 100% of the first 5% of base salary you defer.

8. Pension Credit: You will be vested in the Company's supplemental defined benefit pension plan (cash balance formula) after completing two years of service. Your cash balance account at that time will be a minimum of $300,000. In addition, at the end of each of the second through sixth years of employment inclusive, the cash balance account will be credited with another $150,000.

9. Other Benefit Plans: You will be eligible to participate in our contributory flexible welfare plan. Coverage for medical, dental, life, dependent life, spending accounts and accident benefits will become effective on the first of the month following your date of employment (that day if the first of the month).

10. Financial Planning: You will be eligible to participate in our executive financial planning program, including tax preparation, through one of two recognized vendors, up to the limit of the program ($7,500 first year, $5,000 thereafter).

11. Severance Pay: Your job responsibilities will undoubtedly change as our businesses evolve. However, in the event your employment is involuntarily terminated by the Company without cause, you will receive payment for not less than 52 weeks of salary continuation (calculated as base salary and target annual bonus amount) in lieu of amounts otherwise payable under the Company's applicable severance and salary continuation plan or program, upon delivery of a release of any employment-related claims and customary covenants in form and substance satisfactory to the Company. In addition, all sign-on stock options and restricted stock will vest effective on the date of termination.

12. Change in Control: In the event your employment is terminated under circumstances that would call for severance pay benefits after the occurrence of a change in control of the Company (as described in the Company's incentive award agreement), then you will receive a total of 156 weeks of severance pay in lieu of the amount specified in paragraph
       11. In addition, all sign-on stock options and restricted stock will vest effective on the date of termination.

13. Vacation: For the purpose of vacation day accrual only, you will be treated like a ten-year employee. This means you will accrue two days per month to a maximum of 20 days per year. You will also have 2 discretionary days in 1998.
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Mr. Alan J. Weber
June 11, 1998
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14.    Relocation: The Company will assist you with relocation expenses associated with your move from Florida to Connecticut. Let me know when you are ready and a counselor from Cendant Mobility will be in touch with you directly. In the event of your voluntary departure (or your termination for misconduct) within 12 months of your employment date, you will be responsible to repay a portion of the relocation expenses related to your move prorated to reflect less than one year of employment.

15. Contingencies: The offer is dependent upon (1) successful completion of a drug test prior to your start date (we will follow up with instructions);
       (2) completion of the job application form and successful reference check; (3) receipt of documents which show you are legally entitled to work in the United States; and (4) execution and delivery to the Company of the enclosed Restrictive Covenant Agreement on or about your start date.

16. Arbitration: Except for disputes involving or arising out of the enclosed Restrictive Covenant Agreement or otherwise related to the enforcement of covenants in favor of the Company, disputes involving or arising out of this agreement shall be subject to binding arbitration conducted by the American Arbitration Association.

Your employment can be terminated by you or by the Company without cause or notice and reflects our expectation that this employment relationship will be mutually beneficial. The enclosed "Benefits Handbook" describes the Company benefit programs including those referred to earlier in this offer letter.

As we discussed, this offer is subject to the approval of Aetna's Board of Directors and its Committee on Compensation and Organization. Please acknowledge your acceptance of the terms of this offer by signing the enclosed copy of this letter and returning it to me. I will advise you as soon as our Board has met.

Sincerely,



/s/ Dick Huber

Enclosures


Accepted:



     /s/   Alan J. Weber                               6/13/98
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   Alan J. Weber                                        Date